Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement Number 333-176938 on Form S-3 of our report dated February 28, 2014 relating to the financial statements of United States Natural Gas Fund, LP as of December 31, 2013 and 2012 and for the years ended December 31, 2013, 2012 and 2011 and the effectiveness of United States Natural Gas Fund, LP’s internal control over financial reporting dated February 28, 2014, appearing in this Annual Report on Form 10-K of United States Natural Gas Fund, LP for the year ended December 31, 2013.

/s/ Spicer Jeffries LLP

Greenwood Village, Colorado

February 28, 2014